Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 10, 2021
Contact:	Paul W. Nester
President and CEO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va. (May 10, 2021)-- RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $4,767,478 or $0.58 per share for the quarter ended March 31, 2021.  This compares to consolidated earnings of $5,680,316 or $0.70 per share for the quarter ended March 31, 2020.  CEO Paul Nester stated, “We continue to experience customer growth and improved utility margins associated with infrastructure replacement programs.  The overall earnings decline was primarily attributable to the cessation of the non-cash MVP AFUDC beginning January 1, 2021.”

Earnings for the twelve months ending March 31, 2021 were $10,368,023 or $1.27 per share outstanding compared to $11,281,412 or $1.40 per share for the twelve months ended March 31, 2020.  Nester attributed the earnings decline to rate case final order adjustments in the first half of fiscal 2020, one-time maintenance investments and COVID-19 related bad-debt expense in the fourth quarter of fiscal 2020 as well as the non-cash MVP AFUDC change in the second quarter of fiscal 2021.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Net income for the three months ended March 31, 2021 is not indicative of the results to be expected for the fiscal year ending September 30, 2021 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.  Net income for the remainder of fiscal 2021 is expected to be lower than the corresponding period in 2020.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve months ended March 31,
	2021	2020	2021	2020

Operating revenues	$28,253,662	$22,437,731	$68,622,886	$63,758,003
Operating expenses	21,154,236	15,438,115	55,505,486	49,548,649
Operating income	7,099,426	6,999,616	13,117,400	14,209,354
Equity in earnings (loss) of unconsolidated affiliate	(3,797)	1,188,593	3,885,081	4,041,803
Other income, net	287,548	317,892	778,335	579,822
Interest expense	1,007,764	1,038,293	4,003,273	4,032,598
Income before income taxes	6,375,413	7,467,808	13,777,543	14,798,381
Income tax expense	1,607,935	1,787,492	3,409,520	3,516,969

Net income	$4,767,478	$5,680,316	$10,368,023	$11,281,412

Net earnings per share of common stock:
Basic	$0.58	$0.70	$1.27	$1.40
Diluted	$0.58	$0.70	$1.27	$1.39

Cash dividends per common share	$0.185	$0.175	$0.720	$0.680

Weighted average number of common shares outstanding:
Basic	8,217,822	8,122,157	8,171,202	8,081,438
Diluted	8,230,650	8,144,963	8,185,332	8,112,308

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2021	2020
Current assets	$16,563,212	$16,603,503
Utility plant, net	203,698,440	189,667,211
Other assets	71,902,386	64,317,462

Total Assets	$292,164,038	$270,588,176

Liabilities and Stockholders’ Equity
Current liabilities	$20,775,066	$17,172,195
Long-term debt, net	120,770,429	112,231,649
Deferred credits and other liabilities	53,043,935	50,866,985
Total Liabilities	194,589,430	180,270,829
Stockholders’ Equity	97,574,608	90,317,347

Total Liabilities and Stockholders’ Equity	$292,164,038	$270,588,176